Exhibit 99.1

August 6, 2025

SmartStop Self Storage REIT, Inc. Reports Second Quarter 2025 Results

LADERA RANCH, CA – August 6, 2025 – SmartStop Self Storage REIT, Inc. (“SmartStop” or “the Company”), a self-managed and fully-integrated self storage company, announced its overall results for the three and six months ended June 30, 2025.

“We posted a highly successful inaugural quarter as a publicly traded REIT,” said H. Michael Schwartz, Chairman and Chief Executive Officer of SmartStop. “We had a robust second quarter, both in terms of performance and activity, as we execute on the business plan we outlined earlier this year. The quarter was highlighted by capital raises totaling over $1.3 billion, transforming both our balance sheet and our Company’s future in the public markets, for the better. Additionally, we have been prudently deploying our IPO proceeds, with total capital deployment of nearly $200 million during the quarter. Lastly, we bolstered our Board of Directors with the addition of Lora Gotcheva after quarter end.

“We continue to see improving operating metrics across our portfolio as the sector stabilizes following years of elevated new supply,” continued Mr. Schwartz. “This is despite the macro-economic uncertainty we’ve experienced both in the U.S. and Canada. Our same-store occupancy averaged 93.1% during the quarter, 90 basis points ahead of last year. We have been opportunistic in our revenue management strategy during rental season and prudent in managing our operating expenses. This has led us to maintain the midpoint of our full year 2025 NOI guidance and raise the midpoint of our FFO, as adjusted per share guidance.”

Three Months Ended June 30, 2025 Financial Highlights:

•
Net loss attributable to common stockholders was approximately $8.4 million. This represents an increase in net loss of approximately $4.5 million when compared to the same period in 2024. Net loss per Common Stock, Class A and Class T shares (basic and diluted) was $0.16, unchanged as compared to the same period in 2024.
•
Total self storage-related revenues were approximately $60.9 million, an increase of approximately $5.9 million when compared to the same period in 2024.
•
FFO, as adjusted (attributable to common stockholders and Operating Partnership (“OP”) unit holders), was approximately $24.4 million, an increase of approximately $12.0 million when compared to the same period in 2024.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $0.42, a decrease of approximately $0.03 when compared to the same period in 2024.
•
Same-store revenues increased by 0.4%, same-store property operating expenses increased by 3.5%, while same-store net operating income (“NOI”) decreased by 1.1% compared to the same period in 2024.
•
On a constant currency basis for our Canadian properties included in our wholly owned same-store pool, our aggregate same-store revenues increased by 0.5%, same-store expenses increased by 3.6%, while same-store NOI decreased by 1.0% compared to the same period in 2024.
•
Same-store average physical occupancy increased by 0.9% to 93.1% compared to the same period in 2024.
•
Same-store annualized rent per occupied square foot was approximately $19.89, a decrease of approximately 1.0% when compared to the same period in 2024.

Six Months Ended June 30, 2025 Financial Highlights:

•
Net loss attributable to common stockholders was approximately $16.8 million. This represents an increase in net loss of approximately $8.3 million when compared to the same period in 2024. Net loss per Common Stock, Class A and Class T shares (basic and diluted) was $0.43, an increase in net loss per share of approximately $0.07 as compared to the same period in 2024.
•
Total self storage-related revenues were approximately $120.1 million, an increase of approximately $12.4 million when compared to the same period in 2024.
•
FFO, as adjusted (attributable to common stockholders and OP unit holders), was approximately $35.6 million, an increase of approximately $12.1 million when compared to the same period in 2024.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $0.83, a decrease of approximately $0.02 when compared to the same period in 2024.
•
Same-store revenues increased by 1.8%, same-store property operating expenses increased by 4.3%, while same-store net operating income (“NOI”) increased by 0.5% compared to the same period in 2024.
•
On a constant currency basis for our Canadian properties included in our wholly owned same-store pool, our aggregate same-store revenues increased by 2.2%, same-store expenses increased by 4.7%, while same-store NOI increased by 0.9% compared to the same period in 2024.
•
Same-store average physical occupancy increased by 0.5% to 92.7% compared to the same period in 2024.
•
Same-store annualized rent per occupied square foot was approximately $19.87, an increase of approximately 0.5% when compared to the same period in 2024.

Underwritten Public Offering and Listing

During the quarter, we closed an underwritten public offering of 31,050,000 shares of common stock, including 4,050,000 shares of common stock issued upon the exercise in full by the underwriters of their option to purchase additional shares to cover over-allotments, at a public offering price of $30.00 per share, before underwriting discounts and commissions.

The net proceeds from the offering were approximately $875.6 million, after deducting underwriting discounts and commissions. As set forth in more detail below, we used the net proceeds from the offering to redeem 100% of issued and outstanding Series A Convertible Preferred Stock, pay down existing debt under our Credit Facility and repay an acquisition facility. The remaining net proceeds to fund external growth with property acquisitions, and fund other general corporate uses.

Shares of SmartStop’s common stock began trading on April 2, 2025 on the New York Stock Exchange under the ticker symbol “SMA”. The closing of the offering, including the over-allotment shares, occurred on April 3, 2025.

Financing Activities

During the quarter, we used the net proceeds from our underwritten public offering to redeem 100% of issued and outstanding Series A Convertible Preferred Stock for a total of approximately $203.6 million including accrued dividends, pay off the Keybank Acquisition Facility for approximately $175.1 million including accrued interest, pay down existing debt under our Credit Facility in the amount of approximately $472.1 million, and fund other general corporate uses.

During the quarter, we achieved the Security Interest Termination Conditions for our Credit Facility and 2032 Private Placement Notes (as defined in the Credit Facility Loan Agreement and Note Purchase Agreement), which resulted in both facilities becoming fully unsecured. Accordingly, the credit spread pricing grid of the Credit Facility was immediately reduced by 25 basis points, and the unused line fees on the Credit Facility were reduced by five basis points. In addition, we elected to reduce the commitment line under the Credit Facility by $100 million. As a result of this election, the total commitment under the Credit Facility was reduced to $600 million.

In connection with the acquisition of the Kelowna Property discussed below, the Company assumed a loan from the seller in the amount of approximately $24.5 million CAD, or approximately $17.7 million USD, (the "Kelowna Loan"). The Kelowna Loan incurs interest at a fixed rate of 3.45% with amortizing principal payments based on a 25-year amortization schedule. The Kelowna Loan is due in full on September 30, 2028.

In connection with the acquisition of the Holzwarth, Houston Property on June 17, 2025, we assumed a loan from the seller in the amount of approximately $8.8 million, (the "Houston Property Loan"). The Houston Property Loan incurs interest at a fixed rate of 5.15% and principal payments are required on a 25-year amortization schedule. The Houston Property Loan is due in full on May 1, 2034.

On June 16, 2025, we, as guarantor, and the Operating Partnership, as issuer, completed the sale on a private placement basis in all of the provinces of Canada, an aggregate principal amount of $500 million CAD senior unsecured notes (the "2028 Canadian Notes"), which 2028 Canadian Notes incur interest only at a fixed rate of 3.91% and become due on June 16, 2028. The 2028 Canadian Notes bears interest at a rate of approximately 3.91% per annum, payable semiannually on June 16 and December 16 in each year, beginning on December 16, 2025, until maturity. The 2028 Canadian Notes were rated BBB (Stable) by Morningstar DBRS.

On June 16, 2025, the 2027 NBC Loan was paid off, and the associated interest rate swap was terminated and settled with the proceeds received from the 2028 Canadian Notes.

Credit Ratings

During the quarter, we received an initial credit rating from DBRS Morningstar (“DBRS”), and in connection with our 2028 Canadian Notes offering, of BBB with stable trends. Subsequent to quarter end, we received an upgrade from Kroll Bond Rating Agency, LLC (“KBRA”) to BBB/Stable.

External Growth

On April 15, 2025, we purchased a self storage facility in Kelowna, British Columbia (the "Kelowna Property") for approximately USD $29.1 million, plus closing costs. The Kelowna Property comprises approximately 74,000 net rentable square feet and 800 storage units. On May 29, 2025, we purchased a self storage facility located in Lakewood, Colorado (the "Lakewood II Property"). The purchase price for the Lakewood II Property was approximately $12.7 million, plus closing costs. This acquisition was funded with proceeds drawn from the Credit Facility. On June 17, 2025, we purchased a portfolio of five self storage facilities located in Houston, Texas. The combined purchase price for these five properties was approximately $108.1 million, plus closing costs. This acquisition was funded with proceeds from the 2028 Canadian Notes.

Under Contract

As of August 6, 2025, we, through our wholly-owned subsidiaries, were party to four purchase and sale agreements with unaffiliated third parties for the acquisition of eight self storage facilities or development sites located in Canada. The total purchase price for these properties and sites is approximately $80.3 million, plus closing costs. We plan to close on six of the properties, five of which are currently operational, the other is a development site. Such six properties have a combined purchase price of approximately $73.1 million, with the remaining assets to be acquired by one of the Managed REITs. There can be no assurance that we will complete these acquisitions.

Managed REIT Platform Update

SmartStop, through an indirect subsidiary, serves as the sponsor of Strategic Storage Growth Trust III, Inc. (“SSGT III”), Strategic Storage Trust VI, Inc. (“SST VI”), and Strategic Storage Trust X (“SST X” and together with SSGT III and SST VI, the “Managed REITs”). SmartStop receives asset management fees, property management fees, acquisition fees, and other fees, as applicable and receives substantially all of the tenant protection program revenue earned by the Managed REITs, which had a combined portfolio of 48 operating properties and approximately 38,600 units and 4.2 million rentable square feet at quarter end. Assets under management for the Managed REITs was approximately $973.9 million at quarter end. SmartStop also manages one additional property, not owned by the Managed REITs.

On June 18, 2025, we and various affiliated entities, entered into a Separation and Settlement Agreement (the “Separation Agreement”) with Pacific Oak Holding Group, LLC (“POHG”) and its subsidiary Pacific Oak Capital Markets, LLC, the former dealer manager for SST VI, SSGT III and other affiliated programs (the “Former Dealer Manager”) resulting in 1) the repurchase of the 17.5% non-voting membership interest in the SST VI Advisor previously held by POHG, and 2) termination of a contract whereby services were provided to our programs on our behalf, including the distribution relationship for SST VI, SSGT III and other affiliated programs. In connection with the Separation Agreement, we made a payment to POHG of approximately $3.0 million related to the repurchase of equity, inclusive of contract termination costs. Approximately $1.2 million of contract termination costs were immediately recorded in full to Managed REIT Platform expenses, and added back to FFO, as Adjusted during the three and six months ended June 30, 2025.

In connection with the POHG termination, on June 12, 2025, we entered into a new retail distribution relationship with Orchard Securities, LLC (“Orchard”). Through this relationship, Orchard will distribute certain of our investment programs, including Delaware Statutory Trust (DST) and potentially other Managed REIT offerings, to the independent broker dealer and RIA channels. These programs provide individual investors access to institutional-quality self-storage assets across the United States and Canada.

Declared Distributions

On May 30, 2025, our board of directors approved a distribution amount for the month of June 2025 such that all holders of our outstanding common stock for the month of June, inclusive of our Class A, Class T and unclassified shares of Common Stock, received a distribution equal to $0.1315 per share. The June 2025 distribution payable to each stockholder of record at the end of June was paid on July 15, 2025.

On June 27, 2025, our board of directors approved a distribution amount for the month of July 2025 such that all holders of our outstanding common stock for the month of July, inclusive of our Class A, Class T and unclassified shares of Common Stock, will receive a distribution equal to $0.1359 per share. The July 2025 distribution payable to each stockholder of record at the end of July will be paid on or about August 15, 2025.

Board of Directors

On June 30, 2025, Paula Mathews gave notice of her retirement as a member of our Board of Directors (the “Board”) and, accordingly, tendered her resignation from the Board, effective immediately. Effective on July 10, 2025, Lora Gotcheva was appointed as an independent director of the Company. Ms. Gotcheva has more than 25 years of financial management and investment experience with several firms in the financial services industry. From July 2010 until April 2025, Ms. Gotcheva served in various roles at CPP Investments, one of the largest pension fund managers in Canada, which invests the funds of the Canada Pension Plan. Most recently, Ms. Gotcheva served as a Managing Director, specializing in private real estate investments, joint ventures, and public REIT investments. Ms. Gotcheva earned a Bachelor of Arts degree from Mount Holyoke College and an MBA from The Wharton School at the University of Pennsylvania.

Webcast & Conference Call

Management will host a conference call and webcast to discuss the results on Thursday, August 7, 2025, at 1:00 p.m. Eastern Daylight Time. During the call, company officers will review operating performance, discuss recent events, and conduct a question-and-answer period. The question-and-answer period will be limited to registered financial analysts. All other participants will have listen-only capability.

A live webcast of the call will be available in the Investor Relations section of the Company’s website at investors.smartstopselfstorage.com. To access the live webcast, participants are encouraged to visit the site at least 15 minutes before the start time to register and download any necessary software.

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

investors.smartstopselfstorage.com

ir@smartstop.com

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	June 30, 2025 (Unaudited)	December 31, 2024
ASSETS
Real estate facilities:
Land	$524,496	$480,539
Buildings	1,705,642	1,516,095
Site improvements	100,352	94,562
	2,330,490	2,091,196
Accumulated depreciation	(336,636)	(305,132)
	1,993,854	1,786,064
Construction in process	7,224	9,503
Real estate facilities, net	2,001,078	1,795,567
Cash and cash equivalents	37,717	23,112
Restricted cash	5,418	6,189
Investments in unconsolidated real estate ventures	40,654	38,797
Investments in and advances to Managed REITs	105,158	57,722
Deferred tax assets	4,522	4,310
Other assets, net	21,400	33,538
Intangible assets, net of accumulated amortization	12,717	6,766
Trademarks, net of accumulated amortization	15,700	15,700
Goodwill	53,643	53,643
Debt issuance costs, net of accumulated amortization	4,663	6,723
Total assets	$2,302,670	$2,042,067
LIABILITIES, TEMPORARY EQUITY, AND EQUITY
Debt, net	$950,009	$1,317,435
Accounts payable and accrued liabilities	35,307	38,113
Due to affiliates	9	362
Distributions payable	8,360	9,257
Deferred tax liabilities	6,410	5,954
Total liabilities	1,000,095	1,371,121
Commitments and contingencies
Redeemable common stock	—	62,042
Preferred stock, $0.001 par value; 50,000,000 and 200,000,000 shares authorized at June 30, 2025 and December 31, 2024, respectively:
Series A Convertible Preferred Stock, $0.001 par value; 0 and 200,000 shares authorized at June 30, 2025 and December 31, 2024, respectively; 0 and 200,000 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively, with aggregate liquidation preferences of $0 and $203,400 at June 30, 2025 and December 31, 2024, respectively	—	196,356
Equity:
SmartStop Self Storage REIT, Inc.:
Common Stock, $0.001 par value; 141,250,000 shares and 0 shares authorized at June 30, 2025 and December 31, 2024, respectively; 31,050,000 shares and 0 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	31	—
Class A Common Stock, $0.001 par value; 31,250,000 shares and 350,000,000 shares authorized at June 30, 2025 and December 31, 2024, respectively; 22,350,411 and 21,970,817 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	22	89
Class T Common Stock, $0.001 par value; 2,500,000 shares and 350,000,000 shares authorized at June 30, 2025 and December 31, 2024, respectively; 2,044,148 and 2,038,466 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	2	8
Additional paid-in capital	1,836,662	895,118
Distributions	(418,557)	(382,160)
Accumulated deficit	(202,416)	(185,649)
Accumulated other comprehensive income (loss)	840	(1,708)
Total SmartStop Self Storage REIT, Inc. equity	1,216,584	325,698
Noncontrolling interests in our Operating Partnership	85,991	86,470
Other noncontrolling interests	—	380
Total noncontrolling interests	85,991	86,850
Total equity	1,302,575	412,548
Total liabilities, temporary equity and equity	$2,302,670	$2,042,067

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Self storage rental revenue	$58,156	$52,660	$114,741	$103,129
Ancillary operating revenue	2,728	2,324	5,335	4,516
Managed REIT Platform revenues	4,036	2,670	8,149	5,405
Reimbursable costs from Managed REITs	1,896	1,509	4,039	3,155
Total revenues	66,816	59,163	132,264	116,205
Operating expenses:
Property operating expenses	22,050	17,695	42,137	35,085
Managed REIT Platform expenses	3,250	648	4,484	1,500
Reimbursable costs from Managed REITs	1,896	1,509	4,039	3,155
General and administrative	11,695	7,813	19,545	15,240
Depreciation	15,374	13,636	30,468	27,221
Intangible amortization expense	1,929	173	3,527	245
Acquisition expenses	359	12	561	82
Total operating expenses	56,553	41,486	104,761	82,528
Income from operations	10,263	17,677	27,503	33,677
Other income (expense):
Equity in earnings (losses) from investments in JV Properties	(119)	(359)	(361)	(688)
Equity in earnings (losses) from investments in Managed REITs	(157)	(257)	(372)	(709)
Other, net	(1,416)	(792)	(964)	(968)
Interest income	723	667	1,448	1,352
Interest expense	(12,030)	(17,294)	(34,052)	(33,848)
Loss on debt extinguishment	(1,745)	—	(2,533)	(471)
Income tax expense	(318)	(347)	(924)	(689)
Net loss	(4,799)	(705)	(10,255)	(2,344)
Net loss attributable to noncontrolling interests	196	(8)	699	91
Less: Distributions to preferred stockholders	(115)	(3,108)	(3,567)	(6,216)
Less: Accretion - preferred equity costs	(3,644)	—	(3,644)	—
Net loss attributable to SmartStop Self Storage REIT, Inc. common stockholders	$(8,362)	$(3,821)	$(16,767)	$(8,469)
Net loss per Common Stock, Class A & Class T share – basic and diluted	$(0.16)	$(0.16)	$(0.43)	$(0.36)
Weighted average Common Stock outstanding – basic and diluted	30,367,582	—	15,267,680	—
Weighted average Class A Common shares outstanding – basic and diluted	22,008,069	22,163,231	21,993,004	22,170,946
Weighted average Class T Common shares outstanding – basic and diluted	2,044,150	2,030,701	2,042,475	2,030,008

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES NON-GAAP MEASURE –

COMPUTATION OF FUNDS FROM OPERATIONS, AS ADJUSTED

(UNAUDITED)

(Amounts in thousands)

	Three Months Ended June 30 (Unaudited)		Six Months Ended June 30 (Unaudited)
	2025	2024	2025	2024
Net income (loss) (attributable to common stockholders)	$(8,362)	$(3,821)	$(16,767)	$(8,469)
Add:
Depreciation of real estate	14,992	13,354	29,733	26,663
Amortization of real estate related intangible assets	1,905	100	3,481	100
Depreciation and amortization of real estate and intangible assets from unconsolidated entities	758	657	1,437	1,195
Deduct:
Adjustment for noncontrolling interests in our Operating Partnership (1)	(1,023)	(1,695)	(3,084)	(3,347)
FFO (attributable to common stockholders)	$8,270	$8,595	$14,800	$16,142
Other Adjustments:
Intangible amortization expense - contracts (2)	24	73	46	146
Acquisition expenses (3)	359	12	561	82
Acquisition expenses and foreign currency (gains) losses, net from unconsolidated entities	8	(10)	74	69
Accretion of fair market value of secured debt	163	77	368	80
Foreign currency and interest rate derivative (gains) losses, net (4)	1,986	749	1,784	638
Transactional expenses (5)	1,797	3	2,422	330
IPO Grant (6)	4,305	—	4,305	—
Adjustment of deferred tax assets and liabilities (2)	178	102	442	320
Sponsor funding reduction (7)	262	199	507	380
Amortization of debt issuance costs (2)	916	972	1,989	1,774
Net loss on extinguishment of debt (8)	1,745	—	2,533	471
Accretion - preferred equity costs	3,644	—	3,644	—
Adjustment for noncontrolling interests in our Operating Partnership (1)	(892)	(261)	(1,291)	(514)
FFO, as adjusted (attributable to common stockholders)	$22,765	$10,511	$32,184	$19,918
FFO (attributable to common stockholders)	$8,270	$8,595	$14,800	$16,142
Net income (loss) attributable to the noncontrolling interests in our Operating Partnership	(320)	(98)	(1,003)	(307)
Adjustment for noncontrolling interests in our Operating Partnership(1)	1,023	1,695	3,084	3,347
FFO (attributable to common stockholders and OP unit holders)	$8,973	$10,192	$16,881	$19,182
FFO, as adjusted (attributable to common stockholders)	$22,765	$10,511	$32,184	$19,918
Net income (loss) attributable to the noncontrolling interests in our Operating Partnership	(320)	(98)	(1,003)	(307)
Adjustment for noncontrolling interests in our Operating Partnership(1)	1,915	1,956	4,375	3,861
FFO, as adjusted (attributable to common stockholders and OP unit holders)	$24,360	$12,369	$35,556	$23,472

(1) This represents the portion of the above stated adjustments in the calculations of FFO and FFO, as adjusted, that are attributable to our noncontrolling interests in our Operating Partnership.

(2) These items represent the amortization, accretion, or adjustment of intangible assets, debt issuance costs, or deferred tax assets and liabilities.

(3) This represents acquisition expenses associated with investments in real estate that were incurred prior to the acquisitions becoming probable and therefore not capitalized in accordance with our capitalization policy.

(4) This represents the mark-to-market adjustment for certain of our derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings. Changes in foreign currency related to our foreign equity investments not classified as long term under GAAP are also included in this adjustment. There was no adjustment during the three months ended June 30, 2025 for the approximately $0.5 million of income received during the period related to the short term forward entered into and settled in the period to hedge interest rate movements related to the 2028 Canadian Notes. Changes in foreign currency related to our foreign equity investments not classified as long term are included in this adjustment.

(5) Such costs incurred for the three and six months ended June 30, 2025, respectively, primarily included: i) approximately $1.0 million and $1.0 million related to our Underwritten Public Offering, but were not directly attributable thereto, and were therefore included in general and administrative expenses in our consolidated statements of operations; ii) approximately $1.2 million and $1.2 million of termination costs related to our Former Dealer Manager; and iii) none and approximately $0.6 million of professional fees related to the calculation of our estimated net asset value, which we will no longer incur, given the listing of our common stock and other similar minor amounts. Such costs in 2024 relate to our filing of a registration statement on Form S-11 and our pursuit of a potential offering of our common stock. As these items are non-recurring and not a primary driver in our decision-making process, FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

(6) The amounts adjusted for in the table above relate to the stock compensation expense recorded related to the equity grants issued in connection with the Underwritten Public Offering. FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

(7) Pursuant to the Sponsor Funding Agreement, SmartStop funds certain costs of SST VI's share sales, and in return receives Series C Units in Strategic Storage Operating Partnership VI, L.P. The excess of the funding over the value of the Series C Units received is accounted for as a reduction of Managed REIT Platform revenues from SST VI over the remaining estimated term of the management contracts with SST VI. See Note 2 – Summary of Significant Accounting Policies to the Consolidated Financial Statements. FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

(8) The net loss associated with the extinguishment of debt includes prepayment penalties, defeasance costs, the write-off of unamortized deferred financing fees, and other fees incurred.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF FUNDS FROM OPERATIONS, AS ADJUSTED ATTRIBUTABLE TO COMMON STOCKHOLDERS AND OP UNITS OUTSTANDING – DILUTED

(UNAUDITED)

(Amounts in thousands, except share and per share data)

The following is a reconciliation of FFO and FFO, as adjusted (attributable to common stockholders), to FFO and FFO, as adjusted (attributable to common stockholders and OP unit holders), for each of the periods presented below:

	Three Months Ended June 30 (Unaudited)		Six Months Ended June 30 (Unaudited)
	2025	2024	2025	2024
FFO (attributable to common stockholders and OP unit holders) Calculation:
FFO (attributable to common stockholders)	$8,270	$8,595	$14,800	$16,142
Net income (loss) attributable to the noncontrolling interests in our Operating Partnership	(320)	(98)	(1,003)	(307)
Adjustment for noncontrolling interests in our Operating Partnership (1)	1,023	1,695	3,084	3,347
FFO (attributable to common stockholders and OP unit holders)	$8,973	$10,192	$16,881	$19,182
FFO, as adjusted (attributable to common stockholders and OP unit holders) Calculation:
FFO, as adjusted (attributable to common stockholders)	$22,765	$10,511	$32,184	$19,918
Net income (loss) attributable to the noncontrolling interests in our Operating Partnership	(320)	(98)	(1,003)	$(307)
Adjustment for noncontrolling interests in our Operating Partnership (1)	1,915	1,956	4,375	3,861
FFO, as adjusted (attributable to common stockholders and OP unit holders)	$24,360	$12,369	$35,556	$23,472

Weighted average Common Stock, Class A & T shares outstanding – basic	54,419,801	24,193,932	39,303,159	24,200,954
Weighted average OP units outstanding	3,391,542	3,307,324	3,383,481	3,294,712
Weighted average other dilutive securities	257,930	91,053	165,988	87,788
Weighted average shares & OP units outstanding – diluted(2)	58,069,273	27,592,309	42,852,628	27,583,454
FFO, as adjusted per share & OP unit outstanding – diluted	$0.42	$0.45	$0.83	$0.85

(1) This represents the portion of the above stated adjustments in the calculations of FFO and FFO, as adjusted, that are attributable to our noncontrolling interests.

(2) Includes all Common Stock, Class A Shares, Class T Shares and OP Units, as well as the dilutive effect on FFO and FFO, as adjusted of both unvested restricted stock and long term incentive plan units (both time-based units and performance based-units), and is calculated using the two-class, treasury stock or if-converted method, as applicable. The outstanding convertible preferred stock was excluded as the conversion of such shares was antidilutive to FFO and FFO, as adjusted.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

COMPUTATION OF SAME-STORE OPERATING RESULTS

(UNAUDITED)

Same-Store Facility Results - three months ended June 30, 2025 and 2024

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2024, excluding four other properties) for the three months ended June 30, 2025 and 2024. We consider the following data to be meaningful as this allows generally for the comparison of results without the effects of acquisition, dispositions, development activity, properties impacted by casualty events, lease up properties or similar other such factors (in thousands unless otherwise noted).

	Same-Store Facilities			Non Same-Store Facilities			Total
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Revenue (1)	$51,637	$51,437	0.4%	$6,837	$1,515	N/M	$58,474	$52,952	10.4%
Property operating expenses (2)	17,327	16,744	3.5%	2,908	795	N/M	20,235	17,539	15.4%
Net operating income	$34,310	$34,693	(1.1)%	$3,929	$720	N/M	$38,239	$35,413	8.0%
Number of facilities	149	149		22	6		171	155
Rentable square feet (3)	11,549,600	11,526,700		1,912,450	502,100		13,462,050	12,028,800
Average physical occupancy (4)	93.1%	92.2%	0.9%	90.7%	N/M	N/M	92.8%	91.8%	1.0%
Annualized rent per occupied square foot (5)	$19.89	$20.10	(1.0)%	$20.79	N/M	N/M	$19.99	$20.01	(0.1)%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Among other expenses, property operating expenses excludes Tenant Protection Program related expense and stock compensation expense related to the grant issued in connection with our Underwritten Public Offering. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
Of the total rentable square feet, parking represented approximately 1,068,000 square feet as of June 30, 2025 and approximately 1,042,000 square feet as of June 30, 2024, respectively. On a same-store basis, for the same periods, parking represented approximately 975,000 square feet. Amount not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation.
(5)
Determined by dividing the aggregate realized rental income for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.

Our same-store revenue increased by approximately $0.2 million, or approximately 0.4%, for the three months ended June 30, 2025 compared to the three months ended June 30, 2024 due to an approximately 0.9% increase in average occupancy, an increase in late and administrative fees of approximately $0.2 million, slightly offset by an approximately 1.0% decrease in annualized rent per occupied square foot. Property operating expenses increased by approximately 3.5%, primarily attributable to increased property taxes and payroll costs.

Net operating income, or NOI, is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to our IPO Grant and other non-property related income and expense. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, we believe that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

The following table presents a reconciliation of net income (loss) as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated (in thousands):

	For the Three Months Ended June 30,
	2025	2024
Net loss	$(4,799)	$(705)
Adjusted to exclude:
Tenant Protection Program revenue(1)	(2,410)	(2,032)
Tenant Protection Program related expense	110	156
IPO Grant (2)	1,705	—
Managed REIT Platform revenues	(4,036)	(2,670)
Managed REIT Platform expenses	3,250	648
General and administrative	11,695	7,813
Depreciation	15,374	13,636
Intangible amortization expense	1,929	173
Acquisition expenses	359	12
Interest expense	12,030	17,294
Interest income	(723)	(667)
Other, net	1,416	792
Earnings from our equity method investments in the JV Properties	119	359
Earnings from our equity method investments in Managed REITs	157	257
Loss on debt extinguishment	1,745	—
Income tax expense	318	347
Total net operating income	$38,239	$35,413

(1) Included within ancillary operating revenue within our consolidated statements of operations, approximately $2.1 million and $1.9 million of Tenant Protection Program revenue was earned at same-store facilities during the three months ended June 30, 2025 and 2024, respectively, with the remaining approximately $0.3 million and $0.1 million earned at non same-store facilities during the three months ended June 30, 2025 and 2024, respectively.

(2) Stock compensation expense herein only includes such expense related to the Underwritten Public Offering (the "IPO Grant") which is included in property operating expense.

Same-Store Facility Results - six months ended June 30, 2025 and 2024

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2024, excluding four other properties) for the six months ended June 30, 2025 and 2024. We consider the following data to be meaningful as this allows generally for the comparison of results without the effects of acquisition, dispositions, development activity, properties impacted by casualty events, lease up properties or similar other such factors (in thousands unless otherwise noted).

	Same-Store Facilities			Non Same-Store Facilities			Total
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Revenue (1)	$102,754	$100,946	1.8%	$12,609	$2,723	N/M	$115,363	$103,669	11.3%
Property operating expenses (2)	34,709	33,265	4.3%	5,433	1,564	N/M	40,142	34,829	15.3%
Net operating income	$68,045	$67,681	0.5%	$7,176	$1,159	N/M	$75,221	$68,840	9.3%
Number of facilities	149	149		22	6		171	155
Rentable square feet (3)	11,549,600	11,526,700		1,912,450	502,100		13,462,050	12,028,800
Average physical occupancy (4)	92.7%	92.2%	0.5%	90.1%	N/M	N/M	92.5%	91.7%	0.8%
Annualized rent per occupied square foot (5)	$19.87	$19.77	0.5%	$20.86	N/M	N/M	$19.97	$19.70	1.4%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Among other expenses, property operating expenses excludes Tenant Protection Program related expense and stock compensation expense related to the grant issued in connection with our Underwritten Public Offering. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
Of the total rentable square feet, parking represented approximately 1,068,000 square feet as of June 30, 2025 and approximately 1,042,000 square feet as of June 30, 2024, respectively. On a same-store basis, for the same periods, parking represented approximately 975,000 square feet. Amount not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation.
(5)
Determined by dividing the aggregate realized rental income for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.

Our same-store revenue increased by approximately $1.8 million, or approximately 1.8%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024 due to an approximately 0.5% increase in average occupancy, an approximately 0.5% increase in annualized rent per occupied square foot, and an increase in late and administrative fees of approximately $0.5 million. Property operating expenses increased by approximately 4.3%, primarily attributable to increased property taxes and payroll costs.

The following table presents a reconciliation of net income (loss) as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated (in thousands):

	For the Six Months Ended June 30,
	2025	2024
Net loss	$(10,255)	$(2,344)
Adjusted to exclude:
Tenant Protection Program revenue(1)	(4,714)	(3,976)
Tenant Protection Program related expense	291	256
IPO Grant (2)	1,705	—
Managed REIT Platform revenues	(8,149)	(5,405)
Managed REIT Platform expenses	4,484	1,500
General and administrative	19,545	15,240
Depreciation	30,468	27,221
Intangible amortization expense	3,527	245
Acquisition expenses	561	82
Interest expense	34,052	33,848
Interest income	(1,448)	(1,352)
Other, net	964	968
Earnings from our equity method investments in the JV Properties	361	688
Earnings from our equity method investments in Managed REITs	372	709
Loss on debt extinguishment	2,533	471
Income tax expense	924	689
Total net operating income	$75,221	$68,840

(1) Included within ancillary operating revenue within our consolidated statements of operations, approximately $4.1 million and $3.8 million of Tenant Protection Program revenue was earned at same-store facilities during the six months ended June 30, 2025 and 2024, respectively, with the remaining approximately $0.6 million and $0.2 million earned at non same-store facilities during the six months ended June 30, 2025 and 2024, respectively.

(2) Stock compensation expense herein only includes such expense related to the Underwritten Public Offering (the "IPO Grant") which is included in property operating expense.

The following tables present a reconciliation of same-store as reported net operating income to same-store constant currency net operating income (dollars in thousands):

	Three Month Ended June 30,
	2025	2024	% Change
Total revenues
As reported	$51,637	$51,437	0.4%
Impact of FX rate	63	—
Constant currency basis	$51,700	$51,437	0.5%

Total expenses
As reported	$17,327	$16,744	3.5%
Impact of FX rate	18	—
Constant currency basis	$17,345	$16,744	3.6%

Net operating income
As reported	$34,310	$34,693	-1.1%
Impact of FX rate	45	—
Constant currency basis	$34,355	$34,693	-1.0%

	Six Month Ended June 30,
	2025	2024	% Change
Total revenues
As reported	$102,754	$100,946	1.8%
Impact of FX rate	403	—
Constant currency basis	$103,157	$100,946	2.2%

Total expenses
As reported	$34,709	$33,265	4.3%
Impact of FX rate	131	—
Constant currency basis	$34,840	$33,265	4.7%

Net operating income
As reported	$68,045	$67,681	0.5%
Impact of FX rate	272	—
Constant currency basis	$68,317	$67,681	0.9%

Note: The Company's 13 same-store properties in Canada are operated in Canadian Dollars (CAD), and their financial results are translated to U.S. Dollars (USD) in accordance with GAAP. To provide additional operating fundamentals on a constant currency basis, these selected financial results are presented in both USD as translated and on a constant currency basis, to remove the impact of non-operational foreign currency fluctuations. Constant currency results are calculated by translating current year results at prior year average exchange rates. The actual average USD/CAD exchange rate for the three months ending June 30, 2025 and June 30, 2024 was approximately 0.72x and 0.73x, respectively. The actual average

USD/CAD exchange rate for the six months ending June 30, 2025 and June 30, 2024 was approximately 0.71x and 0.74x, respectively.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

OUTLOOK FOR FULL YEAR 2025

(UNAUDITED)

(Dollar amounts in thousands, except share and per share data)

	Ranges for 2025 Annual Assumptions				Notes for Updated Annual Assumptions
	as of May 7, 2025		as of August 6, 2025		as of August 6, 2025
Same-store growth (as translated in U.S. dollars)	Low	High	Low	High
Revenue	1.5%	3.5%	1.8%	2.8%
Operating expense	4.8%	6.3%	4.3%	5.3%	Excludes an estimated $3.4 million of equity based compensation expense related to IPO grants. (Not in thousands)
Net operating income	0.0%	2.2%	0.6%	1.6%

Reflects an average USD/CAD exchange rate for full year 2024 of approximately 0.73x. The average USD/CAD exchange rate for the six months ended June 30, 2025 and June 30, 2024 was approximately 0.71x and 0.74x, respectively.

Same-store growth (constant currency)(1)	Low	High	Low	High
Revenue	2.0%	4.0%	2.2%	3.2%
Operating expense	5.2%	6.7%	4.7%	5.7%	Excludes an estimated $3.4 million of equity based compensation expense related to IPO grants. (Not in thousands)
Net operating income	0.5%	2.7%	1.0%	2.3%	Reflects an average USD/CAD exchange rate of approximately 0.73x for full year 2024 and 2025.

FFO, as Adjusted(2)	Low	High	Low	High
FFO, as adjusted per share & OP unit outstanding - diluted	$1.84	$1.92	$1.85	$1.93
Weighted average share count	50,950,000	50,950,000	50,950,000	50,950,000

	Low	High	Low	High
Non same-store net operating income	NA	NA	$18,750	$19,950

Includes properties in the non same-store pool as of June 30, 2025. Excludes tenant protection net revenues. Excludes an estimated $3.4 million of equity based compensation expense related to IPO grants. (Not in thousands)

Tenant Protection Program net revenue	NA	NA	$8,800	$9,200	Represents Tenant Protection Program revenues less Tenant Protection Program related expense for the same-store and non same-store pools.
Managed REIT EBITDA	$10,750	$11,250	$11,500	$12,500

Represents Managed REIT Platform revenues less Managed REIT Platform expenses. Assumes average AUM of $925 million (low) to $1,025 million (high) for the year ending December 31, 2025. Excludes a $1.2 million contract termination cost expense and $2.0 million of equity based compensation expense related to IPO grants. (Not in thousands)

General and administrative expenses	$29,600	$30,400	$30,500	$31,300	Excludes an estimated $3.7 million of equity based compensation expense related to IPO grants and $2.4 million related to transactional expenses. (Not in thousands)
Interest expense	$62,750	$64,250	$60,700	$62,700	Assumes average one-month SOFR of 4.3% and average daily CORRA of 2.8%.
Interest income	$3,500	$4,000	$4,100	$4,400	Primarily associated with loans to Managed REITs.

	Low	High	Low	High
Acquisitions	$325,000	$425,000	$350,000	$400,000	Includes wholly-owned acquisitions and the Company's investment in joint ventures. Includes $232.4 million of acquisitions completed year-to-date as of August 6, 2025. (Not in thousands)

Note: The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates. A reconciliation of net income per share outlook to funds from operations, as adjusted per share outlook is provided below.

(1) Stores in Canada are operated in Canadian Dollars (CAD), and their financial results are translated to U.S. Dollars (USD) in accordance with GAAP. These stores represent 13 of the Company's 149 stores in the 2025 same-store pool. Constant currency results are calculated by translating current year results at prior year average exchange rates. The average USD/CAD exchange rate for the 12 months ending December 31, 2024 was approximately 0.73x.

(2) FFO, as adjusted estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year.

The following table presents a reconciliation of the range of estimated GAAP fully diluted earnings per share to estimated fully diluted FFO, as adjusted per share (dollars in thousands):

	Ranges for 2025 Annual Assumptions
	as of May 7, 2025		as of August 6, 2025

	Low	High	Low	High
Net income	$0.02	$0.06	$(0.06)	$(0.00)
Other noncontrolling interests	(0.00)	(0.01)	(0.00)	(0.00)
Distributions to preferred stockholders	(0.07)	(0.07)	(0.07)	(0.07)
Preferred equity-accretion of costs on redemption	(0.07)	(0.07)	(0.07)	(0.07)
Depreciation & amortization of real estate and intangible assets from consolidated and unconsolidated entities	1.52	1.56	1.50	1.52
FFO per share & OP unit outstanding - diluted	$1.39	$1.47	$1.29	$1.37
Preferred equity-accretion of costs on redemption	$0.07	$0.07	$0.07	$0.07
Net loss on extinguishment of debt	0.02	0.02	0.05	0.05
Amortization of debt issuance costs	0.09	0.09	0.09	0.09
Offering and other non-recurring transactional expenses	0.02	0.02	0.05	0.05
Sponsor funding revenue reduction	0.03	0.03	0.02	0.02
Equity based compensation related to IPO Grants	0.17	0.17	0.18	0.18
Other (1)	0.06	0.06	0.09	0.09
FFO, as adjusted per share & OP unit outstanding - diluted	$1.84	$1.92	$1.85	$1.93

(1) Includes the following: Intangible amortization expense - contracts, acquisition expenses, acquisition expenses and foreign currency (gains) losses, net from unconsolidated entities, accretion of fair market value of secured debt, foreign currency and interest rate derivative (gains) losses, net, and adjustment of deferred tax liabilities.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

SUMMARY OF RECENT ACQUISITIONS

(UNAUDITED)

Property	MSA/CMA(1)	SmartStop % Ownership	Net Rentable Sq. Ft.	Units	Purchase Price(2)	Date Acquired
Colorado Springs II	Colorado Springs	100.0%	100,500	580	$10,516	04/10/24
Spartanburg	Greenville-Spartanburg	100.0%	109,800	950	13,232	07/16/24
Miami	Miami - Fort Lauderdale	100.0%	95,200	1,050	31,161	09/24/24
Nantucket	Boston	100.0%	18,600	205	9,587	11/20/24
Aurora V	Denver	100.0%	87,500	740	14,667	12/11/24
San Jose	San Jose	100.0%	61,500	670	19,616	12/19/24
Washington, DC	Washington-Arlington	100.0%	72,000	830	18,292	12/19/24
Ladera Ranch	Los Angeles	100.0%	143,500	1,300	70,030	12/20/24
2024 full year acquisitions			688,600	6,325	$187,101

Clifton	New York - Newark	100.0%	116,000	1,285	$38,647	01/07/25
Hillside	New York - Newark	100.0%	112,000	1,200	35,944	01/07/25
Murfreesboro	Nashville	100.0%	63,300	500	7,907	02/20/25
Kelowna	Kelowna, BC	100.0%	74,000	800	28,207	4/15/2025
Lakewood II	Denver, CO	100.0%	66,850	605	12,749	5/29/2025
Holzwarth Rd, Houston - Springwoods	Houston, TX	100.0%	89,800	815	15,269	6/17/2025
Holcombe Blvd, Houston - Medical Center	Houston, TX	100.0%	96,000	835	37,521	6/17/2025
Louetta Rd, Houston - Champions-Spring	Houston, TX	100.0%	111,850	745	20,013	6/17/2025
FM 2978, Houston - Magnolia	Houston, TX	100.0%	83,100	725	14,510	6/17/2025
Shenandoah, Houston - The Woodlands	Houston, TX	100.0%	88,000	750	20,513	6/17/2025
2025 year-to date acquisitions			900,900	8,260	$231,280

(1) CMA (Census Metropolitan Area) as defined by Statistics Canada.

(2) Amounts in thousands.

ADDITIONAL INFORMATION REGARDING NOI, FFO, and FFO, as adjusted

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties, excluding tenant protection plan revenue, before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to our IPO Grant and other non-property related income and expense. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, SmartStop’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

Funds from Operations (“FFO”) and FFO, as Adjusted

Funds from Operations

Funds from operations ("FFO"), is a non-GAAP financial metric promulgated by NAREIT that SmartStop believes is an appropriate supplemental measure to reflect operating performance. SmartStop defines FFO consistent with the standards established by the white paper on FFO approved by the board of governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write downs, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. SmartStop’s FFO calculation complies with NAREIT’s policy described above.

FFO, as Adjusted

SmartStop uses FFO, as adjusted, as an additional non-GAAP financial measure to evaluate their operating performance. FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among SmartStop’s peer group, which includes publicly traded REITs. Further, SmartStop believes FFO, as adjusted, is useful in comparing the sustainability of their operating performance with the sustainability of the operating performance of other real estate companies.

In determining FFO, as adjusted, SmartStop makes further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related asset impairments and intangible amortization, acquisition related costs, other write-offs incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, amortization of debt issuance costs, gains or losses from extinguishment of debt, adjustments of deferred tax assets and liabilities, realized and unrealized gains/losses on foreign exchange transactions, gains/losses on certain foreign exchange and interest rate derivatives not designated for hedge accounting, and other select non-recurring income or expense items which SmartStop believes are not indicative of their overall long-term operating performance. SmartStop excludes these items from GAAP net income (loss) to arrive at FFO, as adjusted, as they are not the primary drivers in their decision-making process and excluding these items provides investors a view of their continuing operating portfolio performance over time, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. SmartStop uses FFO, as adjusted, as one measure of their operating performance when they formulate corporate goals and evaluate the effectiveness of their strategies.

Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs. However, not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations as an indication of SmartStop’s liquidity or indicative of funds available to fund their cash needs including their ability to make distributions to their stockholders. FFO and FFO, as adjusted, should be reviewed in conjunction with other measurements as an indication of our performance.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that SmartStop uses to calculate FFO or FFO, as adjusted. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry and SmartStop would have to adjust its calculation and characterization of FFO or FFO, as adjusted.

This press release, a financial supplement, and additional information about SmartStop are available on our website, investors.smartstopselfstorage.com.

About SmartStop Self Storage REIT, Inc. (“SmartStop”):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE:SMA) is a self-managed REIT with a fully integrated operations team of more than 600 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of August 6, 2025, SmartStop has an owned or managed portfolio of 230 operating properties in 23 states, the District of Columbia, and Canada, comprising approximately 167,200 units and 18.7 million rentable square feet. SmartStop and its affiliates own or manage 44 operating self-storage properties in Canada, which total approximately 39,000 units and 3.9 million rentable square feet.

Forward-Looking Statements

Certain of the matters discussed in this earnings release, other than historical facts, constitute forward-looking statements within the meaning of the federal securities laws, and we intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in such federal securities laws. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words, or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

Such statements include, but are not limited to statements concerning our plans, strategies, initiatives, prospects, objectives, goals, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:

•
disruptions in the economy, including debt and banking markets and foreign currency, including changes in the Canadian Dollar ("CAD")/U.S. Dollar ("USD") exchange rate;
•
significant transaction costs, including financing costs, and unknown liabilities;
•
whether we will be successful in the pursuit of our business plan and investment objectives;
•
changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including tariffs, wars, natural disasters, epidemics and pandemics, military actions, and terrorist attacks;
•
changes in tax and other laws and regulations, including tenant protection programs and other aspects of our business;
•
difficulties in our ability to attract and retain qualified personnel and management;
•
the effect of competition at our self-storage properties or from other storage alternatives, which could cause rents and occupancy rates to decline;
•
failure to close on pending or future acquisitions on favorable terms or at all;
•
our reliance on information technologies, which are vulnerable to, among other things, attack from computer viruses and malware, hacking, cyberattacks and other unauthorized access or misuse;
•
increases in interest rates; and

•
failure to maintain our REIT status.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission (the “SEC”) and are not intended to be a guarantee of our performance in future periods. We cannot guarantee the accuracy of any such forward-looking statements contained in this earnings release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information regarding risks and uncertainties associated with our business, and important factors that could cause our actual results to vary materially from those expressed or implied in such forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the documents we file from time to time with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented by the risk factors included in Part II, Item 1A of our Form 10-Qs, copies of which may be obtained from our website at investors.smartstopselfstorage.com.